EXHIBIT 23.2

We hereby consent to the inclusion of our report in this Form S-1 of OxySure Systems, Inc. for the years ended December 31, 2009 and December 31, 2008 of our report dated November 11, 2010 included in its Registration Statement on Form S-1 dated November 12, 2010 relating to the financial statements for the years ended December 31, 2009 and December 31, 2008.

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

November 12, 2010
Date